Exhibit 22.1

Angel Oak Mortgage Operating Partnership, LP (the “Operating Partnership”), a subsidiary of Angel Oak Mortgage REIT, Inc. (“AOMR”), will be the issuer of debt securities issued under the indenture to be entered into among the Operating Partnership, as issuer, AOMR, as guarantor, and U.S. Bank Trust Company, National Association, as trustee.

The Operating Partnership, a subsidiary of AOMR, will be the guarantor of debt securities issued under the indenture to be entered into among AOMR, as issuer, the Operating Partnership, as guarantor, and U.S. Bank Trust Company, National Association, as trustee.